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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                FINAL AMENDMENT

                            ADVANCE ROSS CORPORATION
              -------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 Par Value Per Share
              -------------------------------------------------
                         (Title of Class of Securities)

                                   00750D103
              -------------------------------------------------
                                 (CUSIP Number)

 Herbert S. Wander, Esq., 525 West Monroe Street, Suite 1600, Chicago, Illinois
                           60661-3693 (312) 902-5267
              -------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                January 10, 1996
              -------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


  CUSIP No.  00750D103                                                                 Page   2   of    12   Pages
                                                                                            -----    -------

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Harve A. Ferrill



     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (A) [ ]
                                                                                                                       (B) [x]



     3      SEC USE ONLY



     4      SOURCE OF FUNDS*
                     Not applicable

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]



     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S.


                           7      SOLE VOTING POWER
                                           None

                           8      SHARED VOTING POWER
   NUMBER OF SHARES                        None
  BENEFICIALLY OWNED
  BY EACH REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON WITH                           None

                          10      SHARED DISPOSITIVE POWER

                                           None


    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     None


    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                         [ ]


    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0%


    14      TYPE OF REPORTING PERSON*
                     IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
                                    2 of 12

                                  SCHEDULE 13D


  CUSIP No.  00750D103                                                                 Page   3   of    12   Pages
                                                                                            -----    -------

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Duane R. Kullberg



     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (A) [ ]
                                                                                                                       (B) [x]



     3      SEC USE ONLY



     4      SOURCE OF FUNDS*
                     Not applicable

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]



     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S.


                           7      SOLE VOTING POWER
                                           None

                           8      SHARED VOTING POWER
   NUMBER OF SHARES                        None
  BENEFICIALLY OWNED
  BY EACH REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON WITH                           None

                          10      SHARED DISPOSITIVE POWER

                                           None


    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     None


    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                         [ ]


    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0%


    14      TYPE OF REPORTING PERSON*
                     IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
                                    3 of 12

                                  SCHEDULE 13D


  CUSIP No.  00750D103                                                                 Page   4   of    12   Pages
                                                                                            -----    -------

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Thomas J. Peterson



     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (A) [ ]
                                                                                                                       (B) [x]



     3      SEC USE ONLY



     4      SOURCE OF FUNDS*
                     Not applicable

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]



     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S.


                           7      SOLE VOTING POWER
                                           None

                           8      SHARED VOTING POWER
   NUMBER OF SHARES                        None
  BENEFICIALLY OWNED
  BY EACH REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON WITH                           None

                          10      SHARED DISPOSITIVE POWER

                                           None


    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     None


    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                         [ ]


    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0%


    14      TYPE OF REPORTING PERSON*
                     IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
                                    4 of 12

                                  SCHEDULE 13D


  CUSIP No.  00750D103                                                                 Page   5   of    12    Pages
                                                                                            -----    --------

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Herbert S. Wander



     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (A) [ ]
                                                                                                                       (B) [x]



     3      SEC USE ONLY



     4      SOURCE OF FUNDS*
                     Not applicable

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]



     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S.


                           7      SOLE VOTING POWER
                                           None

                           8      SHARED VOTING POWER
   NUMBER OF SHARES                        None
  BENEFICIALLY OWNED
  BY EACH REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON WITH                           None

                          10      SHARED DISPOSITIVE POWER

                                           None


    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     None


    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                         [ ]


    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0%


    14      TYPE OF REPORTING PERSON*
                     IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
                                    5 of 12

                                  SCHEDULE 13D


  CUSIP No.  00750D103                                                                 Page   6   of    12    Pages
                                                                                            -----    --------

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Paul G. Yovovich



     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (A) [ ]
                                                                                                                       (B) [x]



     3      SEC USE ONLY



     4      SOURCE OF FUNDS*
                     Not applicable

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]



     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S.


                           7      SOLE VOTING POWER
                                           None

                           8      SHARED VOTING POWER
   NUMBER OF SHARES                        None
  BENEFICIALLY OWNED
  BY EACH REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON WITH                           None

                          10      SHARED DISPOSITIVE POWER

                                           None


    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     None


    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                         [ ]


    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0%


    14      TYPE OF REPORTING PERSON*
                     IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
                                    6 of 12

                                  SCHEDULE 13D


  CUSIP No.  00750D103                                                                 Page   7   of    12    Pages
                                                                                            -----    --------

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Roger E. Anderson



     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (A) [ ]
                                                                                                                       (B) [x]



     3      SEC USE ONLY



     4      SOURCE OF FUNDS*
                     Not applicable

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]



     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S.


                           7      SOLE VOTING POWER
                                           None

                           8      SHARED VOTING POWER
   NUMBER OF SHARES                        None
  BENEFICIALLY OWNED
  BY EACH REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON WITH                           None

                          10      SHARED DISPOSITIVE POWER

                                           None


    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     None


    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                         [ ]


    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0%


    14      TYPE OF REPORTING PERSON*
                     IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
                                    7 of 12

                                  SCHEDULE 13D


  CUSIP No.  00750D103                                                                 Page   8   of    12   Pages
                                                                                            -----    -------

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Harold E. Guenther



     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (A) [ ]
                                                                                                                       (B) [x]



     3      SEC USE ONLY



     4      SOURCE OF FUNDS*
                     Not applicable

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]



     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S.


                           7      SOLE VOTING POWER
                                           None

                           8      SHARED VOTING POWER
   NUMBER OF SHARES                        None
  BENEFICIALLY OWNED
  BY EACH REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON WITH                           None

                          10      SHARED DISPOSITIVE POWER

                                           None


    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     None


    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                         [ ]


    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0%


    14      TYPE OF REPORTING PERSON*
                     IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
                                    8 of 12

                                  SCHEDULE 13D


  CUSIP No.  00750D103                                                                 Page   9   of    12   Pages
                                                                                            -----    -------

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Randy M. Joseph



     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (A) [ ]
                                                                                                                       (B) [x]



     3      SEC USE ONLY



     4      SOURCE OF FUNDS*
                     Not applicable

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]



     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S.


                           7      SOLE VOTING POWER
                                           None

                           8      SHARED VOTING POWER
   NUMBER OF SHARES                        None
  BENEFICIALLY OWNED
  BY EACH REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON WITH                           None

                          10      SHARED DISPOSITIVE POWER

                                           None


    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     None


    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                         [ ]


    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0%


    14      TYPE OF REPORTING PERSON*
                     IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
                                    9 of 12

      The Schedule 13D dated October 17, 1995, by Harve A. Ferrill, Duane R. Kullberg, Thomas J. Peterson, Herbert S. Wander, Paul G. Yovovich, Roger E. Anderson, Harold E. Guenther and Randy M. Joseph (collectively, the "Reporting Persons") with respect to the common stock, $.01 par value ("Common Stock") of Advance Ross Corporation, a Delaware corporation ("Advance Ross"), the principal executive office of which is located at 233 South Wacker Drive, Suite 9700, Chicago, Illinois 60606-6502, is hereby amended as set forth below.

ITEM 1. SECURITY AND ISSUER

      No Amendment

ITEM 2. IDENTITY AND BACKGROUND

      No Amendment

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      Not Applicable

ITEM 4. PURPOSE OF TRANSACTION

      Item 4 of Schedule 13D is hereby amended by the addition of the following:

         On January 10, 1996 Advance Ross was acquired by CUC International Inc., a Delaware corporation ("CUC") through a merger (the "Merger") with Retreat Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of CUC. Pursuant to the Agreement and Plan of Merger, dated October 17, 1995 (the "Merger Agreement"), among Advance Ross, CUC and Merger Sub, each holder of Advance Ross Common Stock received 5/6 of one share of CUC Common Stock for each outstanding whole share of Advance Ross Common Stock. The Merger resulted in Advance Ross becoming a wholly owned subsidiary of CUC. Consequently, Advance Ross is no longer subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

      (a)-(d)    Not Applicable

      (e) The Reporting Persons ceased to be beneficial owners of any of the Advance Ross Common Stock on January 10, 1996.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

      Item 6 of Schedule 13D is hereby amended by the addition of the following:

         The Stockholders Agreement, dated as of October 17, 1995, among the Reporting Persons and CUC has terminated pursuant to its terms.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

      No Amendment





                                        10                              10 of 12

                                   SIGNATURES


      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 1996


                                                          *
                                        ----------------------------------------
                                             Harve A. Ferrill



                                                          *
                                        ----------------------------------------
                                             Paul G. Yovovich



                                                          *
                                        ----------------------------------------
                                             Duane R. Kullberg



                                                          *
                                        ----------------------------------------
                                             Thomas J. Peterson



                                                          *
                                        ----------------------------------------
                                             Herbert S. Wander





                                        11                              11 of 12

                                                          *
                                        ----------------------------------------
                                             Roger E. Anderson



                                                          *
                                        ----------------------------------------
                                             Harold E. Guenther



                                                          *
                                        ----------------------------------------
                                             Randy M. Joseph



                                        *By:   HERBERT S. WANDER
                                               ---------------------------------
                                               Herbert S. Wander
                                               (Attorney-In-Fact)





                                        12                              12 of 12